Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-115960

Prospectus Supplement No. 2 to Prospectus dated August 20, 2004

IVAX

$400,000,000 1.5% Convertible Senior Notes due 2024
and
16,743,700 shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement adds to or supersedes similar information contained in that certain prospectus of IVAX Corporation, dated August 20, 2004, as amended and supplemented from time to time. The prospectus covers up to $400,000,000 principal amount of our 1.5% convertible senior notes due 2024 and 16,743,700 shares of our common stock issuable upon conversion of the notes together with their related common stock purchase rights which may be offered and sold from time to time by the selling securityholders named in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

     The table of selling securityholders contained in the prospectus under the caption “Selling securityholders” is modified by adding the following persons as selling securityholders and/or amending the security holdings of certain selling securityholders previously named:

	Principal		Number of Shares
	Amount of		of Common Stock
	Notes Beneficially	Percentage of	Beneficially Owned	Percentage of
	Owned and	Notes	and Offered	Common Stock
Name of Selling Securityholder	Offered Hereby	Outstanding	Hereby(1)	Outstanding(2)
Delta Air Lines Master Trust - CV	2,375,000	*	99,416	*

Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund	1,800,000	*	75,347	*

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes into 41.85925 shares of our common stock, per $1,000 principal amount of notes. This conversion rate, however, will be subject to adjustment as described under “Description of the Notes—Conversion.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated using 250,146,858 shares of common stock outstanding as of July 27, 2004, as adjusted to reflect the five-for-four split of our common stock payable on August 24, 2004. In calculating the percentage of common stock outstanding for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular selling securityholder’s notes.

(3)	The selling securityholder is a broker-dealer or is an “affiliate” of a broker-dealer. The selling securityholder has represented to us that it purchased the securities offered hereby for investment purposes and not with a view towards the distribution thereof.

(4)	The unidentified selling securityholders are either direct purchasers of the notes in a Rule 144A private placement of the notes completed by us in March 2004 or their transferees, pledgees, donees or successors. Information about these selling securityholders will be set forth in one or more amendments to this registration statement or prospectus supplements, as applicable. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table was provided to us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 10, 2004.